Exhibit 5.1

June 16, 2009

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Re:	Ameriprise Financial, Inc.
Registration Statement on Form S-3ASR (333-158972)

Ladies and Gentlemen:

I am Executive Vice President and General Counsel of Ameriprise Financial, Inc., a Delaware corporation (the “Registrant”), and I have represented the Registrant in connection with the Registration Statement on Form S-3ASR (333-158972) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the offering from time to time of the securities referred to therein, and a Prospectus Supplement dated June 11, 2009 to the Prospectus dated May 26, 2009 (together, the “Prospectus”) relating to the offer and sale by the Registrant under the Registration Statement of up to 41,400,000 shares of common stock of the Registrant (the “Shares”).  The Shares are to be issued and sold pursuant to the Underwriting Agreement dated June 11, 2009 between the Registrant and the Underwriters named therein (the “Underwriting Agreement”).

I, or attorneys of the Registrant, have examined the originals or copies certified or otherwise identified to our satisfaction, of such corporate records and documents relating to the Registrant, including resolutions of the Board of Directors of the Registrant (the “Resolutions”) and an Officer’s Certificate of a duly authorized officer of the Registrant authorizing the issuance, offering and sale of the Shares, and have made such other inquiries of law and fact as we have deemed necessary or relevant as the basis of my opinion hereinafter expressed.

Based on the foregoing, and subject to the qualifications and limitations stated herein, upon payment and delivery in accordance with the Underwriting Agreement, I am of the opinion that the Shares will be validly issued, fully paid and non-assessable.

I have relied, without investigation, upon the following assumptions: (i) natural persons acting on behalf of the Registrant have sufficient legal capacity to enter into and perform, on behalf of the Registrant, the transaction in question; (ii) each party to agreements or instruments relevant hereto (other than the Registrant) has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreements or instruments enforceable against it; (iii) each party to agreements or instruments relevant hereto (other than the Registrant) has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce such agreements or instruments against the Registrant; (iv) each document submitted to me for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine; (v) there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence; (vi) there are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of dealing among the parties that would, in either case, define, supplement or qualify the agreements or instruments relevant hereto; (vii) all statutes, judicial and administrative decisions, and rules and regulations of governmental agencies, constituting the law of the opining jurisdictions, are publicly available to lawyers practicing in such jurisdictions; and (viii) all relevant statutes, rules, regulations or agency actions are constitutional and valid unless a reported decision in the opining jurisdictions has specifically addressed but not resolved, or has established, its unconstitutionality or invalidity.

I am admitted to the practice of law in the States of New York, Minnesota and California and do not purport to be an expert in the laws of any jurisdiction other than the States of New York, Minnesota and California, the General Corporation Law of the State of Delaware and United States federal law.

I hereby consent to the use of this opinion as an exhibit to a Current Report on Form 8-K of the Registrant filed with the Commission and thereby incorporated by reference in the Registration Statement and to use my name under the heading “Validity of the Common Stock” in the Prospectus, without admitting that I am an “expert” within the meaning of the Act, or other rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

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Very truly yours,

/s/ John C. Junek
John C. Junek
Executive Vice President and General Counsel